Exhibit 99.2

Perma-Fix Reports Financial Results for the Second Quarter of 2017 and Provides Business Update

ATLANTA – August 9, 2017 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the second quarter and six months ended June 30, 2017.

Dr. Louis F. Centofanti, Chief Executive Officer, stated, “In the second quarter we continued to see good volume of waste from our Treatment Segment, as revenue from our treatment segment increased 21% to $9.6 million over the second quarter last year. This continues the trend that began in the fourth quarter of 2016, as year-to-date revenue is up 29% through June 2017 compared to the same period last year. This growth was offset by a decline in our Services Segment, due in part to the timing of certain projects, one of which was temporarily put on hold in the second quarter but is scheduled to resume in the third quarter. Nevertheless, we achieved another quarter of positive adjusted EBITDA (as defined below) and are continuing to focus on improving top line revenue growth and profitability. Based on our current sales pipeline, we anticipate continued improvement in revenue and cash flow within both our Treatment and Services Segments in the second half of 2017.

“Within our Treatment Segment we benefitted from higher waste volume generated by government clients. We expect this trend to continue for the remainder of 2017 and are encouraged with the improved budget for waste treatment within the Department of Energy’s Office of Environmental Management. We also continue to focus on expanding our international and commercial efforts. Within the Services Segment, we continue to see increases in project bids and have taken steps to improve our win ratio in connection with these bids.”

Dr. Centofanti concluded, “Our majority-owned medical subsidiary provided notification to a potential investor of our intent to seek funding from alternative sources, due to the fact the investor was unable to close on the transaction several months after completion of negotiation of the definitive agreements. As a result, we are now in discussions with other potential partners.”

Financial Results

Revenue for the second quarter of 2017 was $12.7 million versus $14.8 million for the same period last year. Revenue from the Services Segment was $3.1 million versus $6.8 million for the same period in 2016. The decrease in revenue in the Services Segment was primarily due to delays in a large nuclear services project in May 2017 due to government funding uncertainties. The decrease was also attributed to the completion of a large commercial project in December 2016. Revenue for the Treatment Segment was $9.6 million compared to $8.0 million for the same period in 2016. The increase was primarily due to increased waste volume.

Gross profit for the second quarter of 2017 was $2.4 million versus $1.8 million for the second quarter of 2016 primarily due to higher revenue in the Treatment Segment. Gross margin increased to 18.5% from 12.3% primarily due to higher revenue achieved within our Treatment Segment from higher waste volume.

Operating loss for the second quarter of 2017 was $1.1 million versus an operating loss of $11.2 million for the second quarter of 2016. Operating loss for the second quarter of 2016 included non-cash tangible and intangible asset impairment charges of approximately $1.8 million and $8.3 million, respectively, resulting from the pending shut down of the Company’s M&EC facility in Oak Ridge, Tennessee. Operating loss also included a $587,000 write-off in prepaid fees in connection with the tangible impairment charge recorded. Net loss attributable to common stockholders for the second quarter of 2017 was $1.2 million or ($0.10) per share, versus net loss of $8.2 million or ($0.71) per share, for the same period in 2016. Net loss attributable to common stockholders for the second quarter of 2016 included a tax benefit of approximately $3.2 million resulting from the impairment loss incurred on intangible assets for our M&EC facility.

The Company had Adjusted EBITDA of $586,000 from continuing operations during the quarter ended June 30, 2017, as compared to Adjusted EBITDA of $824,000 for the same period of 2016. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project, impairment charges on tangible and intangible assets and write-off of prepaid fees resulting from tangible asset impairment loss. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for loss from continuing operations for the three and six months ended June 30, 2017 and 2016.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2017	2016	2017	2016
Loss from continuing operations	$(1,226)	$(8,134)	$(1,901)	$(11,980)

Adjustments:
Depreciation & amortization	1,133	912	2,288	1,796
Interest income	(36)	(31)	(71)	(47)
Interest expense	90	108	189	276
Interest expense - financing fees	9	29	18	85
Income tax expense (benefit)	66	(3,167)	147	(3,130)

EBITDA	36	(10,283)	670	(13,000)

Research and development costs related to Medical Isotope project	550	416	750	854
Impairment loss on tangible assets	—	1,816	—	1,816
Impairment loss on intangible assets	—	8,288	—	8,288
Write-off of prepaid fees resulting from impairment loss on tangible asset	—	587	—	587

Adjusted EBITDA	$586	$824	$1,420	$(1,455)

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended			Six Months Ended
	June 30, 2017			June 30, 2017
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,630	$3,085	$—	$19,665	$5,757	$—
Gross profit	2,174	180	—	4,861	212	—
Segment profit (loss)	1,173	(553)	(550)	2,695	(1,260)	(750)

	Three Months Ended			Six Months Ended
	June 30, 2016			June 30, 2016
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$7,985	$6,824	$—	$15,189	$9,658	$—
Gross profit	582	1,234	—	444	1,406	—
Segment (loss) profit	(7,390)	1,046	(416)	(8,675)	322	(854)

Conference Call

Perma-Fix will host a conference call at 10:00 a.m. ET on Wednesday, August 9, 2017. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or +1 201-689-8565 for international callers. The conference call will be led by Dr. Louis F. Centofanti, Chief Executive Officer, Ben Naccarato, Vice President and Chief Financial Officer, and Mark J. Duff, Executive Vice President of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight August 16, 2017, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1 919-882-2331 (international callers) and entering conference ID: 19774.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: the timing of certain projects scheduled to resume in the third quarter; improvement in revenue and cash flow within both our Treatment and Services Segments in the second half of 2017; revenue growth and improved profitability; higher waste volume generated by government clients to continue for the balance of 2017; increases in project bids; and improve our win ratio. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; inability to win bid projects; that Congress fails to provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; and the “Risk Factors” discussed in, and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of, our 2016 Form 10-K and Forms 10-Q for quarters ended March 31, 2017 and June 30, 2017. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

 PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2017	2016	2017	2016

Net revenues	$12,715	$14,809	$25,422	$24,847
Cost of goods sold	10,361	12,993	20,349	22,997
Gross profit	2,354	1,816	5,073	1,850

Selling, general and administrative expenses	2,833	2,375	5,684	5,431
Research and development	619	554	1,008	1,128
(Gain) loss on disposal of property and equipment	(1)	(1)	(1)	4
Impairment loss on tangible assets	—	1,816	—	1,816
Impairment loss on intangible assets	—	8,288	—	8,288
Loss from operations	(1,097)	(11,216)	(1,618)	(14,817)

Other income (expense):
Interest income	36	31	71	47
Interest expense	(90)	(108)	(189)	(276)
Interest expense-financing fees	(9)	(29)	(18)	(85)
Other	—	21	—	21
Loss from continuing operations before taxes	(1,160)	(11,301)	(1,754)	(15,110)
Income tax expense (benefit)	66	(3,167)	147	(3,130)
Loss from continuing operations, net of taxes	(1,226)	(8,134)	(1,901)	(11,980)

Loss from discontinued operations (net of taxes of $0)	(160)	(264)	(291)	(431)
Net loss	(1,386)	(8,398)	(2,192)	(12,411)

Net loss attributable to non-controlling interest	(217)	(164)	(296)	(337)

Net loss attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(1,169)	$(8,234)	$(1,896)	$(12,074)

Net loss per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$(.09)	$(.69)	$(.14)	$(1.00)
Discontinued operations	(.01)	(.02)	(.02)	(.04)
Net loss per common share	$(.10)	$(.71)	$(.16)	$(1.04)

Number of common shares used in computing net loss per share:
Basic	11,698	11,574	11,690	11,566
Diluted	11,698	11,574	11,690	11,566

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	June 30,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2017	2016

ASSETS
Current assets:
Cash and equivalents	$535	$163
Account receivable, net of allowance for doubtful accounts of $352 and $272, respectively	8,589	8,705
Unbilled receivables	3,759	2,926
Other current assets	2,983	2,728
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	92	85
Total current assets	15,958	14,607

Net property and equipment	15,109	17,115
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	81	81
Intangibles and other assets	26,907	33,264
Other assets related to discontinued operations	232	268
Total assets	$58,287	$65,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$15,817	$15,780
Current liabilities related to discontinued operations	966	958
Total current liabilities	16,783	16,738

Long-term liabilities	11,005	16,080
Long-term liabilities related to discontinued operations	364	361
Total liabilities	28,152	33,179
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $963 and $931, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,705,989 and 11,677,025 shares issued, respectively; 11,698,347 and 11,669,383 shares outstanding, respectively	11	11
Additional paid-in capital	106,192	106,048
Accumulated deficit	(76,109)	(74,213)
Accumulated other comprehensive loss	(135)	(162)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	29,871	31,596
Non-controlling interest in subsidiary	(1,021)	(725)
Total stockholders' equity	28,850	30,871

Total liabilities and stockholders' equity	$58,287	$65,335